                           EXHIBIT 23.1

                  CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1991 Amended and Restated Stock Option Plan and the Long Term Executive Incentive Plan of Alliance Imaging, Inc. for the registration of 1,250,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 1996, with respect to the consolidated financial statements of Alliance Imaging, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

Orange County, California
February 21, 1997